Exhibit 1

Transactions in the Shares Since the Filing of the Schedule 13D

Class of Security	Securities Purchased/Sold	Price ($)	Date of Purchase/Sale

RANBIR SINGH

Acquisition of Class A Common Stock[1]	24,158	0.0000	03/17/2025
Sale of Class A Common Stock[2]	(4,400)	2.5488[3]	03/18/2025

1 Represents grant of fully vested Restricted Stock Units and acquisition of the underlying Shares.

2 Represents sales made pursuant to the Issuer's policy requiring “sales to cover” of the minimum number of Shares as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, including Restricted Stock Units, and intending to satisfy the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended. Dr. Singh does not exercise control over the timing of such sales or the number of Shares sold.

3 The price reported is a weighted average price. These Shares were sold in multiple transactions at prices ranging from $2.5000 to $2.5500, per share.